SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             ST. JUDE MEDICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            [LOGO] ST. JUDE MEDICAL


                             St. Jude Medical, Inc.
                               One Lillehei Plaza
                               St. Paul, MN 55117







                                           March 27, 2000



Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of St. Jude Medical, Inc. to be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Wednesday, May 10, 2000 at 9:30 a.m.

     The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describes the business to be transacted at the meeting. We also plan to review the status of the Company's business at the meeting.

     At last year's Annual Meeting over 85% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. In order to assure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

     I look forward to seeing you at the meeting.


                                           Sincerely,


                                           /s/ Terry L. Shepherd


                                           Terry L. Shepherd
                                           PRESIDENT AND CHIEF EXECUTIVE
                                           OFFICER



      St. Jude Medical, Inc.   One Lillehei Plaza    St. Paul, Minnesota 55117
                    U.S.A. 651/483-2000    Fax 651/482-8318

                             ST. JUDE MEDICAL, INC.


                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 2000

                               ------------------


     The Annual Meeting of Shareholders of St. Jude Medical, Inc. will be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on May 10, 2000 at 9:30 a.m. for the following purposes:

     1.   To elect three (3) directors of the Company.

     2. To approve the 2000 Employee Stock Purchase Savings Plan adopted by the Board of Directors on March 8, 2000 for employees of the Company.

     3. To approve the Company's 2000 Stock Plan adopted by the Board of Directors on March 8, 2000.

     4. To ratify the re-appointment of independent auditors for the Company for the current fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 17, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors,


                                        /s/ Kevin T. O'Malley


                                        Kevin T. O'Malley
                                        SECRETARY

St. Paul, Minnesota
March 27, 2000






TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                             ST. JUDE MEDICAL, INC.


                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

     This Proxy Statement is furnished to the shareholders of St. Jude Medical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 10, 2000, or any adjournment(s) thereof. The Company's principal offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 27, 2000.

     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

     All matters to be acted on at the Annual Meeting require the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the meeting, in person or by proxy. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directed by brokers at their discretion on certain non-controversial matters as allowed under New York Stock Exchange rules) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

     The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 17, 2000 consisted of 83,823,073 shares of $.10 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 17, 2000 will be entitled to vote at the meeting.

                           1. ELECTION OF DIRECTORS

     Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

     The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee(s) as the Board of Directors may propose. On May 10, 2000, Walter F. Mondale will retire from the Board of Directors in accordance with the Board's policy of mandatory retirement.

     The names and ages of the nominees and other directors, their principal occupations, and amount of Company common stock owned by each such person are set forth below, based upon information furnished to the Company by such persons. Ownership of Company common stock is given as of March 17, 2000.

                                                                              AMOUNT AND
                                                                               NATURE OF
                                                                  DIRECTOR    BENEFICIAL     PERCENT
NAME AND AGE                          PRINCIPAL OCCUPATION          SINCE      OWNERSHIP     OF CLASS
------------                  ---------------------------------   --------    -----------    --------
DIRECTORS NOMINATED FOR A TERM OF OFFICE ENDING 2003:

Ronald A. Matricaria (57)     Chairman                              1993      1,865,907(1)     2.2%
                              St. Jude Medical, Inc.

Walter L. Sembrowich (57)     Chairman and CEO                      1994         27,000(1)       *
                              Birch Point Medical, Inc.
                              Minneapolis, MN
                              (Medical Devices)

Daniel J. Starks (45)         President and CEO                     1996      1,918,686(1)     2.3%
                              Cardiac Rhythm Management
                              Division
                              St. Jude Medical, Inc.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
 THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 2001:

Gail R. Wilensky (56)         Senior Fellow                         1995         17,898(1)       *
                              Project Hope,
                              Washington, D.C.

Lowell C. Anderson (62)       Chairman                              1998          4,750(1)       *
                              Allianz Life Insurance Company of
                              North America
                              Minneapolis, MN
                              (Insurance)

David A. Thompson (58)        Former Senior Vice President          1999          3,533(1)       *
                              Abbott Laboratories North
                              Chicago, Illinois
                              (Health Care)

Terry L. Shepherd (47)        President and CEO                     1999        209,436(1)      .2%
                              St. Jude Medical, Inc.

                                                                              AMOUNT AND
                                                                               NATURE OF
                                                                  DIRECTOR    BENEFICIAL     PERCENT
NAME AND AGE                          PRINCIPAL OCCUPATION          SINCE      OWNERSHIP     OF CLASS
------------                  ---------------------------------   --------    -----------    --------
DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
 THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 2002:

Thomas H. Garrett III (55)    Business Consultant                 1979          70,061(1)(2)    .1%
                              Minneapolis, MN

Roger G. Stoll (57)           Executive Vice President            1991          31,948(1)        *
                              Fresenius Medical Care
                              Lexington, MA
                              (Medical Devices)

Stuart M. Essig (38)          President and Chief Executive       1999           5,066(1)        *
                              Officer
                              Integra Life Sciences
                              Holdings Corporation
                              Plainsboro, NJ
                              (Tissue Engineering)

RETIRING DIRECTOR:

Walter F. Mondale (72)        Partner Dorsey & Whitney LLP        1997          12,475(1)        *
                              Minneapolis, MN

------------------------
*    Less than .1%

(1)  Includes, 1,798,626, 21,000, 28,750, 16,500, 4,750, 3,000, 185,712, 34,500,
     25,500, 3,000 and 9,000 shares which Mr. Matricaria, Dr. Sembrowich, Mr. Starks, Dr. Wilensky, Messrs. Anderson, Thompson, Shepherd and Garrett, Dr. Stoll and Messrs. Essig and Mondale, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 15,000 shares owned by Mr. Garrett's wife to which Mr. Garrett disclaims beneficial ownership.

OTHER INFORMATION REGARDING THE BOARD

     BUSINESS EXPERIENCE. Mr. Matricaria served as President and Chief Executive Officer and director of the Company from April 1993 to January 1995 at which time he was also appointed as the Chairman of the Board. Since January 1998, Mr. Matricaria served as the Company's Chairman and Chief Executive Officer. Since May 5, 1999, Mr. Matricaria has served as the Company's Chairman of the Board. Prior to joining St. Jude Medical, Mr. Matricaria was employed by Eli Lilly and Company since 1970 where he most recently was Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Previously he served as President of Eli Lilly International, President -- Medical Devices and Diagnostics Division, and President and Chief Executive Officer -- Cardiac Pacemakers, Inc., which was then a wholly-owned subsidiary of Eli Lilly. Mr. Matricaria previously served as a director on the boards of The Home Depot, Inc., a home improvement retailer, Ceridian Corporation, a financial services company, Centocor, Inc., a biotechnology company, the University of Minnesota Foundation, the Massachusetts College of Pharmacy and Allied Health Science, the American Foundation for Pharmaceutical Education, the American Diabetes Association and the National Foundation for Infectious Diseases. Currently, Mr. Matricaria serves as a director on the boards of the Health Industry Manufacturers Association, Timm Medical Technologies, Inc. and is an investor and advisor for a number of emerging growth companies in the medical industry.

     Currently Dr. Sembrowich is the founder, Chairman and CEO of Birch Point Medical, Inc., a manufacturer of innovative drug delivery systems. From 1996 to 1999, Dr. Sembrowich was the President of Aviex, Inc., a management and investment firm serving medical start-up companies. He was a founder of Diametrics Medical, Inc., a manufacturer of point-of-care blood chemistry analysis systems, and was Co-Chairman of the Board of Directors from January 1993 to February 1995, and a director until 1996. From 1990 through January 1993, he was President and Chief Executive Officer of Diametrics. Dr. Sembrowich was a founder of Arden Medical Systems, Inc., a manufacturer of clinical chemistry analysis systems, and served as its Vice President of Scientific Affairs from 1983 to 1988. Currently Dr. Sembrowich serves as a director of Integ, Inc., a medical device company that manufactures a home blood glucose monitoring device. He is also Chairman of the Board of Opticon Medical, Inc., an early stage medical technology company that has developed a device for the management of urinary incontinence. Dr. Sembrowich has served as Chairman and Review Board member for the Small Business Innovative Research program of the National Institutes of Health, and has served as a director for Minnesota Project Innovation.

     Mr. Starks became the Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical, Inc. in September 1997 and the President and Chief Executive Officer of the division in April 1998. Mr. Starks previously served as the Chief Executive Officer, President, and in other capacities with Daig Corporation since 1985. Prior to 1985, Mr. Starks was a partner in a law firm in Minneapolis, Minnesota.

     Dr. Wilensky currently serves as the John M. Olin Senior Fellow at Project HOPE, an international health foundation. From 1992 to 1993, she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992, she was the Administrator of the United States Health Care Financing Administration directing the Medicaid and Medicare programs. She currently serves as Trustee for the Combined Benefits Fund of the United Mineworkers of America, and Trustee for Suburban Hospital, Governor on the Board of the Research Triangle Institute and as a director on the boards of Syncor International, United HealthCare Corporation, SMS Corp., Quest Diagnostics Incorporated, Manor Care, and Ralin Medical Inc. -- all health care service companies; and as a director of Advanced Tissue Sciences, Inc., a tissue engineering company.

     Mr. Anderson served as the Chairman, CEO and President of Allianz Life Insurance Company (Allianz) of North America, a life and casualty insurance company, from 1988 until October 1, 1999 at which time he retired from the office of CEO and President but remains as Chairman of the Board. He has been employed by Allianz since 1963 in a variety of management positions. Mr. Anderson is a Trustee of the University of St. Thomas, a Director of the Minnesota Historical Society and a chartered life underwriter. He currently serves as a Director of the YMCA Metropolitan Minneapolis, Board Member of the Viking Council Boy Scouts of America, Chairman of the National Marketing Committee and member of the National Executive Committee of the National Boy Scouts and a member of the Minnesota Business Partnership. Mr. Anderson previously served as a Director of the Greater Minneapolis Chamber of Commerce, Chairman of the Minnesota State Heart Fund Association of Minneapolis, Chairman of the Minnesota Prayer Breakfast Committee, Director of the St. Paul Chamber Orchestra, Director of Rotary International and Director of Continuum Company.

     Mr. Thompson retired from Abbott Laboratories in 1995 where he worked for over 30 years and he held several corporate officer positions with Abbott Laboratories including: Senior Vice President & President Diagnostic Division 1983-1995, Vice President Human Resources 1982-1983, Vice President Corporate Materials Management 1981-1982 and Vice President Operations 1974-1981. Mr. Thompson currently serves on the Board of Directors of Life Cell, a bioengineering company; Tripath, a diagnostic image company; Hycor, a diagnostic company; and Nabi, a biopharmaceutical company.

     On May 5, 1999, Terry L. Shepherd was appointed President and Chief Executive Officer of St. Jude Medical, Inc. and a member of the Board of Directors. Mr. Shepherd has 20 years of progressive experience as a medical device executive working for St. Jude Medical, Eli Lilly & Company, Cardiac Pacemakers, Inc. and Hybritech, Inc. He was appointed President of the St. Jude Medical Division in September 1994. The St. Jude Medical Division is the world leader in the manufacture and development of mechanical and tissue heart valves. Prior to joining St. Jude Medical, Mr. Shepherd was employed by Eli Lilly for 16 years where he held a variety of positions, most recently President and CEO of Hybritech, Inc., (a wholly owned subsidiary), an integrated, worldwide developer, manufacturer and marketer of biochemistry based medical diagnostic products. Mr. Shepherd has direct international experience including a three-year term as CFO at Lilly Industries, Ltd in England from 1987 to 1990. He also served as Vice President and CFO at Cardiac Pacemakers, Inc., (a wholly owned subsidiary of Eli Lilly), from 1984 to 1987. Mr. Shepherd received a Bachelor of Science in Industrial Management from Purdue University followed by an MBA in Finance and International Business from Indiana University.

     Mr. Garrett has been self-employed as a business consultant since June 1996. Previously, he had been a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of Check Technology Corporation, a manufacturer of financial document printing systems, and Lifecore Biomedical, Inc., a biomedical and surgical device manufacturer.

     Dr. Stoll is the Executive Vice President of Fresenius Medical Care, NA responsible for FMCNA Renal Products and Laboratory Services. In addition, he manages the Corporate Information Systems. Prior to joining Fresenius Medical Care in 1998, Dr. Stoll was the Chief Executive Officer and President of Ohmeda, Inc. a medical device and pharmaceutical manufacturer, and served as a director of the BOC Group. He was previously employed by Miles Inc., a wholly owned subsidiary of Bayer AG, a German pharmaceutical company and served as Executive Vice President and General Manager of it Diagnostics Business Group from 1987 to 1991 and Chief Administrative Officer from 1986 to 1987. From 1976 to 1986, Dr. Stoll was employed by American Hospital Supply Corporation, where he assumed positions of increasing responsibility including President of its Critical Care Division. Dr. Stoll currently serves on the board of Questcor Pharmaceuticals, Inc., a critical care pharmaceutical company.

     Mr. Essig has served as the President and Chief Executive Officer and a member of the Board of Directors of Integra Life Sciences Holdings Corporation since December 1997. Prior to joining Integra Life Sciences, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig received an A.B. degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. He also serves as a director of Vital Signs, Inc., a respiratory medical device company.

     MEETINGS. During 1999, the Board of Directors met eight times. Each director attended more than 75% of the meetings of the Board of Directors and any Committee on which such director served.

     BOARD COMMITTEES. The Audit Committee, currently consisting of Messrs. Essig and Anderson, and Dr. Stoll met four times in 1999. During 1999, Mr. Garrett rotated off this committee and Mr. Essig joined this committee. Among other duties, the Audit Committee reviews the scope and results of independent and internal audits, the Company's financial results and presentation and comments by the auditors regarding internal controls and accounting procedures and management's responses to those comments.

     The Compensation Committee, currently consisting of Drs. Sembrowich and Wilensky, and Mr. Garrett, met three times in 1999. During 1999, Mr. Stoll rotated off this committee and Mr. Garrett joined this committee. The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers for Board of Directors approval, consideration of matters with respect to profit sharing and other employee benefits provided by the Company and review of management succession planning.

     The Governance and Nominating Committee, currently consisting of Dr. Sembrowich, and Messrs. Thompson and Anderson met once in 1999 and is responsible for recommending good governance practices. During 1999, Messrs. Garrett and Chiapparone (a former director) rotated off this committee and Messrs. Thompson and Anderson joined this committee. The Governance and Nominating Committee evaluates qualifications and candidates for positions on the Board and recommends Board committee composition. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of the Board and individual director performance and provides feedback to the entire Board. The procedures for shareholder nominations for the election of directors are outlined under the caption Shareholder Nominations.

     DIRECTOR COMPENSATION. Each non-employee director receives a retainer of $2,500 per month plus $1,000 for each Board meeting attended. Committee chairpersons receive an additional annual fee of $3,000. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. Directors may elect to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is issued at the fair market value of the stock on the date of grant. The restriction on the stock lapses on the six month anniversary after the grant date.

     Under the 1997 Stock Option Plan (the "1997 Plan"), the Company has in effect a program of annual automatic grants of stock options to non-employee directors. Each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a director at any annual or special meeting of shareholders shall, as of the date of such meeting, automatically receive an option to purchase 3,000 shares of common stock at an option price of not less than 100% of the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with ten-year terms and fully vest on the six month anniversary from the grant date. Further, under the 1997 Plan, non-employee directors will be eligible to receive options from time to time in addition to the annual grants described above, but no non-employee director may receive options which, together with the automatic grant of options described above, exceed 5,000 shares in any calendar year. At the 1999 annual meeting of shareholders, each non-employee director at that time received an automatic grant of an option to purchase 3,000 shares at $31.3125 per share, the fair market value of the common stock on the date of grant. No additional options were granted to non-employee directors in 1999 pursuant to the 1997 Plan.

     In March, 1996, the Board terminated the retirement plan for non-employee directors effective April 1, 1996. No further benefits accrue under this plan to non-employee directors from and after March 31, 1996, except that (i) any non-employee directors at that time who had not served five years as a director shall continue to be credited with years of service solely to qualify for a benefit based on service prior to April 1, 1996; and (ii) each director's benefit that accrued prior to April 1, 1996 will be paid in accordance with the plan. Each non-employee director who has served five years or more will receive payment of an annual benefit equal to the average of the annual retainer paid to the director during his or her service as a director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement as a member of the Board or when the director becomes 60 years old. In the event of any change in control as defined in the plan, directors become immediately vested in the plan whether or not they have completed five years of service. The retirement benefit is payable over a number of years equal to the director's years of service as a member of the Board of Directors.

     CERTAIN TRANSACTIONS. Mr. Mondale, a director of the Company whose term expires in May 2000, is a partner in the law firm of Dorsey & Whitney L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Dorsey & Whitney L.L.P. will continue to perform legal services for the Company during the current fiscal year.

     In 1998, nineteen employees participated in a program to purchase the Company's common stock funded by personal loans that were guaranteed by the Company. The employee is personally responsible for interest and principal payments on such loans. During 1999, the largest outstanding principal amount of each loan guaranteed by the Company in excess of $60,000 to any executive officer of the Company was as follows: Mr. Shepherd $436,545, Mr. Gove $271,627 and Mr. Healy $70,156.

                              SECURITY OWNERSHIP OF
             CERTAIN BENEFICIAL OWNERS AND NAMED EXECUTIVE OFFICERS

     The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 17, 2000 by (i) each person known to the Company to be the beneficial owner of more than 5% of such stock, (ii) named executive officers appearing in the summary compensation table below and (iii) all directors and executive officers as a group:

                                                AMOUNT AND
                                                 NATURE OF
                                                BENEFICIAL      PERCENT OF
      BENEFICIAL OWNERS                         OWNERSHIP         CLASS
      -----------------                        ------------     ----------

      Named Executive Officers:

        Ronald A. Matricaria(1)                1,865,907(4)        2.2%

        Terry L. Shepherd                        209,436(4)         .2%

        Daniel J. Starks                       1,918,686(4)        2.3%

        John C. Heinmiller                        98,327(4)         .1%

        Kevin T. O'Malley                         66,195(4)         .1%

        Robert Cohen                               6,562(4)          *

        Fred B. Parks(2)                               0(4)          *

        Patrick P. Fourteau(3)                   146,646(4)         .2%

      Directors and Executive Officers         4,686,291(5)        5.4%
        as a Group (21)(5)

      Iridian Asset Management LLC             8,511,780(6)       10.2%
      276 Post Road
      West Westport, CT 06880-4704

      UBS AG                                   7,573,098(7)        9.0%
      Bahnhofstrasse 45
      8021 Zurich, Switzerland

------------------
*    Less than .1%

(1) Since May 5, 1999, Mr. Matricaria has served as the Company's Chairman of the Board of Directors. From January 1998 through May 4, 1999, he served as the Company's Chairman of the Board and Chief Executive Officer. From January 1995 through December 1997, he served as the Company's Chairman of the Board and President and Chief Executive Officer.

(2)  Dr. Parks resigned from the Company effective March 31, 1999.

(3) Mr. Fourteau resigned as an executive officer of the Company effective August 1, 1999.

(4)  Includes 1,798,626, 185,712, 28,750, 5,312, 64,162, 6,562, 0 and 146,646
     shares which Messrs. Matricaria, Shepherd, Starks, Heinmiller, O'Malley, and Cohen, Dr. Parks and Mr. Fourteau, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(5) Includes 2,542,254 shares that such individuals may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(6) Based on information in a Schedule 13G Report dated February 8, 2000, delivered to the Company indicating that Iridian Asset Management LLC and related companies are the beneficial owners of 8,511,780 shares, possesses sole voting power with respect to 3,000 shares, shared voting power with respect to 8,508,780 shares, and sole dispositive power with respect to 8,511,780 shares as of December 31, 1999.

(7) Based on information in a Schedule 13G Report dated February 4, 2000, delivered to the Company indicating that UBS AG and related companies, including Brinson Partners Inc., are the beneficial owners of 7,573,098 shares, possesses sole voting power with respect to 7,462,998 shares, and shared dispositive power with respect to 7,573,098 shares as of December 31, 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the fiscal years ending December 31, 1999, 1998 and 1997, the cash compensation paid by the Company and certain other compensation paid or accrued for those years, (i) to each person who served as the Company's Chief Executive Officer during the last fiscal year, (ii) to each of the other four most highly compensated persons serving as executive officers at the end of the last fiscal year and (iii) to Dr. Parks and Mr. Fourteau, who resigned as executive officers during the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                ANNUAL COMPENSATION             AWARDS(4)
                                       ------------------------------------   ------------
                                                                               SECURITIES
                                                             OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     COMPENSATION(2)    OPTIONS(3)    COMPENSATION(5)
---------------------------    ----   --------   --------   ---------------   ------------   ---------------
Ronald A. Matricaria           1999   $500,481   $513,172      $     --               --        $106,684
 Chairman(1)                   1998    750,000    727,500            --               --         110,612
                               1997    773,461         --            --               --         115,439

Terry L. Shepherd              1999    418,019    384,832            --          400,000          47,849
 President and                 1998    255,000    102,478            --           22,500          47,544
 Chief Executive Officer       1997    253,859     60,926            --               --          49,103

Daniel J. Starks               1999    346,875    201,621            --           45,000          30,964
 President and CEO             1998    311,441    109,394            --           30,000          30,788
 Cardiac Rhythm                1997    250,000     30,000            --               --             408
 Management Division

John C. Heinmiller             1999    247,404    129,887            --           35,000          30,945
 Vice President-Finance        1998    138,213     61,029            --           27,500          13,765
 and Chief Financial           1997         --         --            --               --              --
 Officer

Kevin T. O'Malley              1999    221,692    116,388            --           35,000          51,625
 Vice President and            1998    214,000    103,148            --           22,500          51,656
 General Counsel               1997    208,265     29,678            --           54,000          51,823

Robert Cohen                   1999    215,000     90,300            --           35,000           4,010
 Vice President                1998     39,260     15,374            --           37,500              --
 Business & Technology         1997         --         --            --               --              --
 Development

Fred B. Parks                  1999    466,428     65,423            --               --           1,139
 Former President and          1998    453,462    263,915            --          200,000             829
 COO                           1997         --         --            --               --              --

Patrick P. Fourteau            1999    267,500    135,000        94,722               --          57,796
 Former President              1998    260,000    122,038       166,932           22,500          57,205
 International Division        1997    425,000         --       126,277           54,000          79,823

------------------
NOTE: Certain information called for in this table is not applicable to the Company or the individuals named above for the periods indicated.

(1) Since May 5, 1999, Mr. Matricaria has served as the Company's Chairman of the Board of Directors. From January 1998 through May 4, 1999, he served as the Company's Chairman of the Board and Chief Executive Officer. From January 1995 through December 1997, he served as the Company's Chairman of the Board and President and Chief Executive Officer.

(2) In accordance with SEC rules, perquisites or other personal benefits are included in the table only to the extent the total exceeds the lesser of $50,000, or 10% of total salary and bonus, of any named executive officer. Mr. Fourteau's 1999, 1998 and 1997 other annual compensation includes various components of a foreign service package, which includes items such as an automobile allowance, housing allowance, school allowance, tax equalization payments and a foreign service salary premium.

(3) No stock appreciation rights have been granted to the named executive officers. In 1999, Mr. Shepherd was granted an option for 400,000 shares at the time he was appointed as President and Chief Executive Officer. Figures in this column represent the number of shares that can be purchased upon the exercise of stock options granted during each year.

(4) At December 31, 1999, Mr. Matricaria held 12,500 shares of restricted stock with a market value of $383,594. The restrictions on these shares will lapse on July 16, 2000.

(5) Includes Company retirement plan contributions and the value of Company provided life insurance. For 1999, the Company's retirement plan contributions, including contributions under the Company's Management Savings Plan ("MSP"), were $22,370, $46,837, $30,170, $30,170, $51,003,
     $3,800, $0 and $56,733 for Messrs. Matricaria, Shepherd, Starks, Heinmiller, O'Malley, Cohen, Dr. Parks, and Mr. Fourteau, respectively. The Company purchased a split dollar life insurance policy for Mr. Matricaria. Included in all other compensation for Mr. Matricaria is $79,894 for Company costs related to this policy.

     The following table contains information concerning the grant of stock options under the Company's 1997 Stock Option Plan and 1994 Stock Option Plan to the named executive officers during fiscal year 1999. No stock appreciation rights were granted to the named executive officers in 1999.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                          --------------------------------------------------------------
                           NUMBER OF        % OF
                          SECURITIES    TOTAL OPTIONS
                          UNDERLYING     GRANTED TO                                         GRANT DATE
                            OPTIONS       EMPLOYEES        EXERCISE                           PRESENT
NAME                      GRANTED(1)       IN 1999       PRICE/SHARE    EXPIRATION DATE      VALUE(4)
----                      ----------    -------------    -----------    ----------------    ----------
Ronald A. Matricaria           --             --          $    --                            $      --

Terry L. Shepherd         400,000(2)        13.1%            30.97           May 5, 2009     4,770,200

Daniel J. Starks           45,000(3)         1.5%            27.06      October 13, 2009       486,923

John C. Heinmiller         35,000(3)         1.1%            27.06      October 13, 2009       378,718

Kevin T. O'Malley          35,000(3)         1.1%            27.06      October 13, 2009       378,718

Robert Cohen               35,000(3)         1.1%            27.06      October 13, 2009       378,718

Fred B. Parks                  --             --                --                                  --

Patrick P. Fourteau            --             --                --                                  --

------------------
(1) The Company has never issued any options with a reload provision. In the event of a change-in-control of the Company, all options become 100% vested.

(2) These options have an exercise price equal to the fair market value on the date of grant. Fifty percent of these options (the "performance options") vest if the Company's stock price reaches specified targets as of the end of each fiscal year from 1999 through 2003. At December 31, 1999, none of these performance options vested. The remaining fifty percent vest annually in 20% increments.

(3) The options have an exercise price equal to the fair market value on the date of grant and vest annually in 25% increments.

(4) The Company uses a variation of the Black-Scholes option pricing model to establish stock option value for the purposes of the above table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value as estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options were as follows:

     * Volatility of approximately 33.2%, representing the annual variance in the daily percentage change in the price of the Company's common stock over a six month period.

     * Risk free rate of return ranging between 5.24% and 6.0%, representing the average five-year treasury rate on the date of grant.

     * Expected term of five years, representing the average term of options exercised in 1992 through 1999.

     The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options and stock appreciation rights ("SARs") held as of the end of the fiscal year for the named executive officers. The Company has no stock appreciation rights (SARs) outstanding.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES

                                                          NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                              OPTIONS/SARS                      OPTIONS/SARS
                      SHARES                                AT FISCAL YEAR END               AT FISCAL YEAR END(1)
                     ACQUIRED                         -----------------------------     -----------------------------
NAME               ON EXERCISE     VALUE REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----               -----------     --------------     -----------     -------------     -----------     -------------
R. Matricaria             0           $     0          1,798,626         778,000        $7,987,324        $ 46,688

T. Shepherd               0                 0            135,712         557,288           236,126          29,750

D. Starks                 0                 0             28,750         221,250             2,109         177,891

J. Heinmiller             0                 0              4,062          58,438             1,582         137,950

K. O'Malley               0                 0             61,912         120,088           203,725         150,400

R. Cohen                  0                 0              6,562          65,938            10,605         165,020

F. Parks             25,000            90,625                  0               0                 0               0

P. Fourteau               0                 0            139,146         150,354            65,175          84,981

------------------
(1) Values were calculated using a price of $30.6875 per share, the closing sale price of the Company's common stock as reported by the New York Stock Exchange on December 31, 1999.

     STOCK PERFORMANCE. The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's (S&P) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the beginning of each of the Company's last five fiscal years assuming $100 was invested as of December 31, 1994 in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH
                             (DIVIDENDS REINVESTED)


                              [PLOT POINTS CHART]

                              1994      1995      1996      1997      1998       1999
                             ------    ------    ------    ------    ------     ------
St. Jude Medical, Inc.        100.0     162.3     159.9     115.1     105.2      115.8
S&P Medical Products and
 Supplies Index               100.0     168.6     193.3     240.8     346.7      321.2
S&P 500 Index                 100.0     137.1     168.2     223.9     287.4      347.4

            EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS

     CEO EMPLOYMENT AGREEMENT. The Board of Directors appointed Mr. Shepherd as the Company's President and Chief Executive Officer pursuant to an Agreement (the "Agreement") effective May 5, 1999, that ends on May 4, 2004. Mr. Shepherd will receive an annual salary of $500,000 and customary fringe benefits provided to Company officers, including an opportunity to earn a bonus. In addition, Mr. Shepherd was granted a non-qualified stock option to purchase 200,000 shares, vesting at 20% per year for five years and another non-qualified stock option to purchase 200,000 shares that will vest based upon performance criteria.

     FORMER CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. In July 1996, the Compensation Committee of the Board and Mr. Matricaria negotiated an extension to Mr. Matricaria's original 1993 employment agreement, which would have expired on December 31, 1997. Pursuant to the terms of the extension, Mr. Matricaria will receive an annual base salary of $750,000 effective January 1, 1997, and customary fringe benefits provided to Company officers, including an opportunity to earn a bonus.

     Pursuant to the terms of his employment agreement, if Mr. Matricaria's employment is terminated prior to August 1, 2001 for any reason other than "good cause," he will receive monthly payments for a period of up to 24 months based on his then existing base salary and actual bonus for the previous year, except that any such monthly payment will not be made past December 31, 2001. "Good cause" means acting in bad faith or dishonesty, violating any law of any domestic or international government to which the Company is bound, or performing duties with gross negligence. This employment agreement was amended in 1999. Mr. Matricaria also received the Company's standard change in control agreement. An additional change in control agreement was negotiated to provide him with a payment of $10,000,000 upon a change in control as defined in his existing change in control agreement, regardless of whether he remains employed by the Company or is terminated subsequent to a change of control.

     In connection with Mr. Matricaria's transition to the position of Chairman of the Board of the Company, the Board of Directors and Mr. Matricaria amended the July 1996 employment agreement in February 1999.

     Pursuant to the February 1999 amendment, Mr. Matricaria remains as an employee of the Company through August 1, 2000. The termination of Mr. Matricaria's employment will not obligate the Company to make any termination payments under his employment agreement. However, the two change in control agreements described previously remain in effect until July 16, 2001. His sole duties and responsibilities will be that of Chairman of the Board of Directors; however, he will continue to maintain relationships with customers in the medical community, represent the Company on the Board of Directors of the Health Industry Manufacturers Association and provide transition assistance to the new CEO.

     Effective May 5, 1999, Mr. Matricaria's annual salary was reduced to $375,000. For 1999, Mr. Matricaria was entitled to earn a bonus for the period prior to May 5, 1999. For the period May 5, 1999 through August 1, 2000, Mr. Matricaria shall earn a guaranteed bonus equal to 100% of his base salary, payable quarterly. The Company will reimburse Mr. Matricaria up to $2,000 per month through July 2000 for suitable offsite office space. To help facilitate the Company's succession process, and to bring Mr. Matricaria's options in line with the other Directors, the Compensation Committee, effective September 11, 1998, amended all of Mr. Matricaria's stock options to permit the exercise of such options at any time during the original 10 year term of the options subject to their original vesting terms.

     Effective August 1, 2000, Mr. Matricaria shall cease to be an employee of the Company, but will continue to serve as the Chairman of the Board of the Company for not less than twelve months from that date. Mr. Matricaria shall be paid an annual fee of $375,000 for such services.

     MANAGEMENT SAVINGS PLAN BENEFIT. In connection with the 1996 agreement to extend Mr. Matricaria's 1993 employment agreement, Mr. Matricaria agreed to waive and relinquish all rights under a Supplemental Executive Retirement Agreement (the "SERP") and funded trust which the Company established in April, 1993, to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through October 1, 1996.

     In exchange for his waiver, the Company credited and set aside $3,460,000 for Mr. Matricaria under the St. Jude Medical Management Savings Plan (the "MSP") which is a non tax-qualified deferred compensation plan for a select group of management employees. As a result of Mr. Matricaria's waiver of benefits, the SERP was terminated, the trust was liquidated in September, 1996 and the amount in the trust at the time of the waiver reverted to the Company.

     The amount credited to Mr. Matricaria under the MSP is 100% vested and is payable from the general assets of St. Jude Medical only upon Mr. Matricaria's termination of employment or his death. Under the terms of the MSP, Mr. Matricaria and other management employees who are eligible to participate may elect to defer up to 50% of their base compensation and up to 100% of any cash bonus, and to receive Company contributions that would have been payable under the St. Jude Medical, Inc. Employee Profit Sharing and Savings Plan but for certain limits imposed on contributions to qualified plans under the Internal Revenue Code.

     SPLIT DOLLAR LIFE INSURANCE. Mr. Matricaria and the Company will share the premiums on a whole life insurance contract providing a death benefit of at least $3,000,000. Under this 1996 agreement, the Company is obligated to pay a portion of the premium on the policy and, in exchange, has a lien on the cash surrender value of the policy and on any death benefit payable under the policy equal to the lesser of the premiums paid by the Company or the policy's cash surrender value. Mr. Matricaria is responsible for payment of that portion of the premium equal to the cost of the life insurance protection in excess of the Company's security interest in the policy, which premium portion the Company has agreed to reimburse Mr. Matricaria. The Company's obligation is to make annual premium payments to provide a fully paid-up insurance policy with a minimum death benefit of $3,000,000. It is estimated that premiums will be paid over a 15 year period. Upon a fully paid-up policy, the Company may either recover its premiums out of the cash surrender value of the policy or Mr. Matricaria may reimburse the Company for its premiums paid and receive full and unrestricted rights to the policy.

     OTHER PERQUISITES. For both security and time management reasons, as long as Mr. Matricaria remains as an employee, the Company has granted Mr. Matricaria and his immediate family periodic use of private aircraft charter services for personal, as well as business use. The Company has further agreed to be responsible for payment of any taxes due in connection with such personal use.

     OTHER EMPLOYMENT AGREEMENTS. Pursuant to Board of Directors approval, the Company has entered into employment agreements with 15 of its officers, including Messrs. Shepherd and Matricaria and the other named executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by the Company for reasons other than for "cause" or death, retirement, disability or (ii) by the officer for "good reason," then the Company shall pay a severance payment equal to two times the sum of the officer's current annualized base cash compensation plus targeted bonus if the officer's employment with the Company has exceeded three years and one times the sum of the officer's current annualized base cash compensation plus targeted bonus if such employment was less than three years. "Cause" means conviction by a court of competent authority for felony criminal conduct. "Good reason" means substantial reduction of principal duties, responsibilities and reporting obligations or reduction in annual compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors.

     INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and executive officers which provide for indemnification against certain costs incurred by each director and executive officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or executive officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs for the Company's executive officers including the named executive officers. The Committee is comprised exclusively of outside, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

     The Committee evaluates the Company's executive compensation programs in relation to the programs offered by other medical products and supplies companies. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels. There were nine peer group medical products and supplies companies, several publicly available surveys, and a targeted high technology company report, included in the most recent analysis, which occurred in 1999. Certain of these companies are included in the S&P Medical Products and Supplies group which is used for the purpose of comparing shareholder returns in the shareholder return performance graph. Some of the companies included in the S&P Medical Products and Supplies group do not participate in the compensation survey. The Committee's objective is to attract and retain talented individuals by targeting total executive compensation at the 60th percentile of the market, defined as the previously referenced medical products and supplies peer group companies.

     In recognition of Code Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1,000,000 per year, the Committee will, to the extent programs can be excluded from the $1,000,000 limit and to the extent no pre-existing, contractual obligations exist, take the necessary actions to secure full tax deductibility under the IRC.

     COMPENSATION PHILOSOPHY. The Company's continued growth and diversification activities together with the rapid expansion within the health care and high technology industries and increased competitive pressures present significant challenges to the Company's management. The Company's compensation program is designed to enable the Company to attract, retain and motivate executives required for the long-term success of the Company and in growing shareholder value. Further, the executive compensation program is designed to provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value.

     The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, an annual cash incentive bonus payment and long-term stock based incentives. The Company is committed to having a link between its business and strategic goals and its compensation program and believes this philosophy is in the best interest of the Company's shareholders. A significant portion of the executive compensation is performance based and at risk. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

ST. JUDE MEDICAL COMPENSATION PROGRAM

     BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the peer group companies referenced above. Additionally, the Committee sets base salaries for executive officers based on the executive's contribution to the Company's success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights. Based on the survey information available from the medical products and supplies peer group companies, the executive officers' salary levels are currently estimated to be at the 50th percentile. The Company has a non-qualified deferred compensation plan for certain highly compensated employees. This plan provides for employees to defer base salary and annual incentive payments and for the Company to supplementally contribute amounts to restore benefits lost due to legal limits on qualified retirement plan contributions

     ANNUAL INCENTIVE AWARDS. Annual incentive awards are intended to provide executive officers and key managers an additional incentive for achieving the annual performance goals established in the yearly business plan. Payments under the Company's annual cash incentive plan, the Management Incentive Compensation Plan (the "Plan"), are based on the Company's level of achievement of annual earnings per share targets as well as divisional and geographical profitability and sales targets, all as established under the Company's annual operating plan. There is a pre-assigned relative weighting ascribed to each of these factors. Payments under the Plan are based on one or a combination of these factors. This Plan was approved by the shareholders in 1999 and is effective through 2003.

     Executive officers are eligible for normal annual cash incentive payments ranging from 40% to 60% of base salary, except for the President and Chief Executive Officer who is eligible for a normal incentive payment of up to 100% of base salary. The payments can increase by up to 50% of the normal payments based on performance above targeted levels and decrease substantially if actual results fail to meet targeted levels. For fiscal year 1999, the Company's earnings per share performance exceeded targeted levels and, therefore, the Committee approved annual incentive awards that were above the normal levels referenced above for that portion of incentive payments attributable to earnings per share. Achievement of other performance targets varied.

     EQUITY BASED COMPENSATION. The Company's overall equity compensation philosophy is that equity based incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

     STOCK OPTION AWARDS. Stock options are an important part of the Company's performance based compensation. The primary purpose of stock options is to encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options have been awarded at an exercise price equal to or greater than the fair market value of the stock on the date of grant and therefore, only have value if the price of the Company's stock appreciates in value from the date the stock options are granted. The executive officers and shareholders mutually benefit from such stock price appreciation.

     Stock options are awarded from time to time consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective, the options cannot be exercised immediately. Generally options become exercisable over a four-year period. The number of options granted to each executive officer falls within a pre-determined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance. No pre-assigned relative weight is ascribed to any of these factors. Stock options may be granted which may become exercisable at accelerated rates if certain performance measures are met ("performance stock options"). If the performance measures are not met, the performance stock options vest only at expiration of the term of the option, generally ten years subsequent to the date of grant. The majority of stock options granted in 1999 were time-vested with vesting periods of either two or four year periods.

     The total number of stock options granted in 1999 were approximately 30% greater than those granted in 1998 resulting from extending the stock option grants to a larger number of employees and by increasing individual grants. This permitted the Company to meet increased competitive pressures coming, particularly, from newly emerging high technology companies.

     STOCK OWNERSHIP GUIDELINES. Stock ownership guidelines were established in 1995. These guidelines set forth stock ownership targets which management and Board members are expected to achieve. Targeted stock ownership levels range from one to three times base salary for management and one time annual retainer for Board members. Increased insider ownership will further align management and Board interests with shareholder interests.

     RESTRICTED STOCK AWARDS. Restricted stock awards have been utilized as an incentive to enhance the Company's financial performance. The Committee believes restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive's ability to positively impact those plans. Restricted stock awards may be made subject to meeting certain performance measures and generally vest over a four-year period. However, accelerated vesting may be available based on the achievement of performance measures. In 1999 a total of 4,000 restricted shares were awarded to executive officers.

     CHIEF EXECUTIVE OFFICER COMPENSATION. In establishing Terry L. Shepherd's compensation package, the Committee periodically commissions a study by an independent compensation consulting firm to review the Company's executive compensation program, including the CEO's compensation. The analysis, most recently performed in 1999, addresses all compensation elements and compares the Company's program to the executive compensation programs of other leading medical products and supplies companies in the peer group noted above. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels.

     In May 1999, the Compensation Committee and the Board of Directors negotiated a five year employment agreement with Mr. Shepherd effective May 5, 1999, and ending on May 4, 2004. Mr. Shepherd will receive a base salary of $500,000 per annum. He will be eligible for the annual incentive award described previously on Page 14. Mr. Shepherd's 1999 annual incentive award was based on the Company's performance in achieving its 1999 earnings per share target. For fiscal year 1999, the Company's earnings per share performance exceeded targeted levels, and therefore, the Committee approved an annual incentive award for Mr. Shepherd that was 105% of base salary for the period of time he served as President and Chief Executive Officer.

     In connection with his appointment as the Company's President and Chief Executive Officer, Mr. Shepherd was awarded two stock option grants totaling 400,000 shares. Half of these shares were performance based and vest if the Company's stock price reaches specified targets at the end of each year from 1999 through 2003. The remaining shares vest annually in 20% increments. These grants were based on Mr. Shepherd's increased responsibilities, the Committee's objective of having a significant portion of the grant at risk and dependent on escalating share prices, and were within the range of the number of options granted to CEOs in the third party compensation survey used by the Compensation Committee.

     SUCCESSION PROCESS. To help facilitate the Company's succession process, and to bring Mr. Matricaria's options in line with the other Directors, the Compensation Committee, effective September 11, 1998, amended all of Mr. Matricaria's stock options to permit the exercise of such options which vest in accordance with their original terms at any time during the original 10 year term of the options subject to their original vesting terms.

     In February, 1999, the Board of Directors unanimously approved an amendment to Mr. Matricaria's employment contract to provide for his transition from Chairman and CEO to Chairman of the Company's Board of Directors (see page 12 for a full description of the amended contract). The terms of Mr. Matricaria's amended contract were deemed appropriate for the transition to his new position, his ongoing services to the Company, his connection in the cardiovascular marketplace and an analysis conducted by an independent consulting firm on fifteen companies that had undergone like transitions. Pursuant to the terms of the amended contract, in 1999 Mr. Matricaria received a bonus of $513,172 which was a pro rata bonus through May 5, 1999 based upon performance and a pro rata share of his guaranteed bonus for the balance of 1999.

     CONCLUSION. The Committee believes that management should be motivated, through its compensation programs, to achieve the Company's annual performance goals. For this reason, the Committee has designed the Company's compensation plan to emphasize achievement of earnings per share, divisional and regional sales and operating income targets. The Committee believes that its compensation plans serve to focus management on the appropriate goals for the benefit of the Company's shareholders.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS


                              THOMAS H. GARRETT III
                             GAIL R. WILENSKY, PH.D.
                           WALTER L. SEMBROWICH, PH.D.


             2. PROPOSAL FOR APPROVAL AND ADOPTION OF 2000 EMPLOYEE
                           STOCK PURCHASE SAVINGS PLAN

     The Board of Directors, on March 8, 2000, adopted the St. Jude Medical, Inc. 2000 Employee Stock Purchase Savings Plan (the "2000 Savings Plan"), subject to approval by shareholders and, if it is deemed desirable, further subject to a ruling by the Internal Revenue Service that the 2000 Savings Plan is a qualified stock purchase plan under Section 423 of the Internal Revenue Code of 1986. The purpose of the 2000 Savings Plan is to facilitate purchase by employees of shares of stock in the Company in order to provide a greater community of interest between the Company and its employees. The commencement date of the 2000 Savings Plan ("Commencement Date") will be August 1, 2000, or a date selected by the Committee not to exceed two weeks following the effective date of the Company's registration statement covering the shares reserved for issuance under the 2000 Savings Plan as granted by the SEC and it shall terminate ten years and six months thereafter. There are 1,000,000 shares of common stock, $.10 par value, reserved for issuance under the 2000 Savings Plan.

     The 2000 Savings Plan is similar to the 1992 Savings Plan, which had a commencement date of July 1, 1992 and was divided into eight phases of one year each. Under the 1992 Savings Plan, there were approximately 1,500 employees participating in the eighth and final phase as of March 17, 2000 and a total of approximately $2.8 million had been withheld for such employees. The option price at the Commencement Date of the final phase of the 1992 Savings Plan was $32.06. The Company expects that approximately 100,000 shares of the 180,000 shares currently reserved under the 1992 Savings Plan will be issued to participants at the final phase Termination Date for the 1992 Savings Plan and that a total of 620,000 shares will be issued under all eight phases of the 1992 Savings Plan. The Company has adopted plans similar to the 2000 Savings Plan since 1980.

     There are approximately 4,400 employees, including ten officers, who will be eligible to participate in the 2000 Savings Plan. The closing sale price of the Company's common stock as reported on the NYSE on March 17, 2000 was $26.44.

     TERM OF PLAN. The 2000 Savings Plan shall be for a term of up to ten years and six months and will be carried out in ten phases of one year each. No phase may run concurrently, but a phase may commence immediately after the termination of a preceding phase. The 2000 Savings Plan differs from the 1992 Savings Plan in that the 1992 Savings Plan was funded with 500,000 shares and the 2000 Savings Plan is funded with 1,000,000 shares (subject to adjustment in the event of stock splits or other similar changes in common stock).

     ELIGIBILITY. Any full-time employee of the Company who has completed at least one month of service prior to the Commencement Date of the first phase, or any subsequent phase, shall be eligible to participate in the 2000 Savings Plan. By action of the respective boards of directors, employees of any subsidiary of the Company also may participate.

     PARTICIPATION. Eligible employees elect to participate in the 2000 Savings Plan by completing payroll deduction authorization forms prior to the Commencement Date of the applicable phase of the 2000 Savings Plan. Payroll deductions are limited to a maximum of 10% of a Participant's base pay for the term of the 2000 Savings Plan.

     TERMS AND CONDITIONS OF OPTIONS. As of the Commencement Date of the applicable phase of the 2000 Savings Plan, an eligible employee who elects to participate shall be granted an option for as many full shares as he or she will be able to purchase pursuant to the payroll deduction procedure. The option price for employees who participate on a particular Commencement Date shall be the lesser of: (i) 85% of the fair market value of the shares on the Commencement Date; or (ii) 85% of the fair market value of the shares on the Termination Date of the applicable phase.

     EXERCISE AND WITHDRAWAL. Exercise of the option occurs automatically on a particular Termination Date, unless a Participant gives written notice prior to such date as to an election not to exercise. A Participant may, at any time during the term of the 2000 Savings Plan, give notice that he or she does not wish to continue to participate, and all amounts withheld will be refunded with interest at a rate of 4% per annum or the rate as set by the Stock Plan Administration Committee.

     ADMINISTRATION AND AMENDMENT. The 2000 Savings Plan shall be administered by the Stock Plan Administration Committee. The Board of Directors may at any time amend the 2000 Savings Plan, except that no amendment may make changes in options already granted which would adversely affect the rights of any Participant and cannot increase the number of shares without shareholder approval.

     INCOME TAX CONSEQUENCES AND REGISTRATION WITH SEC. The Company believes that the 2000 Savings Plan is a "qualified" plan under Section 423, Internal Revenue Code of 1986. Under the Internal Revenue Code, the granting or an exercise of an option will result in no income to a grantee, and no deduction will be allowed to the Company. The gain, if any, resulting from a disposition of the shares received by a Participant will be reported according to the provisions of Section 423, Internal Revenue Code.

     SHAREHOLDER APPROVAL. The affirmative vote of the holders of a majority of the shares of common stock of the Company, represented at the meeting in person or by proxy, is required for the approval of the 2000 Employee Stock Purchase Savings Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE SAVINGS PLAN.

                  3. APPROVAL OF THE COMPANY'S 2000 STOCK PLAN

GENERAL INFORMATION

     On March 8, 2000, the Company's Board of Directors adopted the St. Jude Medical, Inc. 2000 Stock Plan (the "2000 Plan"), subject to approval by the Company's shareholders. The purpose of the 2000 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

     The 2000 Plan includes an authorization of 5,000,000 shares of Company common stock in order to provide an adequate reserve for the grant of options to key employees in the future and to provide ongoing automatic grants of stock options to non-employee directors. The Company's previous plans, the 1997 Stock Option Plan (the "1997 Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the 1991 Stock Plan (the "1991 Plan"), were originally adopted with authorizations of 6,000,000 shares, 4,000,000 shares and 1,000,000 shares, respectively. The 1994 Plan and the 1991 Plan increased due to a 1.5 to 1 stock split in 1995. As of March 17, 2000, options to purchase 12,806,192 shares were reserved for issuance under the 1991 Plan, the 1994 Plan and the 1997 Plan; 11,323,062 shares had been granted under these plans; and 1,483,130 shares remained available for awards under these plans. Of the 5,000,000 shares available for future awards under the 2000 Plan, no more than 50,000 shares may be granted as restricted shares.

     When the Board of Directors approved the 2000 Plan, it considered a variety of factors, including the importance of attracting and retaining technical and management employees in an increasingly competitive market and the importance of attracting and retaining qualified non-employee directors. The Board of Directors also evaluated the impact on shareholders by considering the number of options currently outstanding (11,411,613), and shares available for future option grants (1,441,654 of which 9,625 can be issued as restricted shares). The principal features of the 2000 Plan are summarized below.

     SHARES AVAILABLE UNDER 2000 PLAN. The maximum number of shares of common stock reserved and available under the 2000 Plan for awards is 5,000,000 (subject to adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options or restricted stock awards may be used for subsequent awards under the 2000 Plan.

     ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 2000 Plan. The 2000 Plan shall be administered by the Board or, in its discretion, by a committee of not less than two "non-employee directors" who are "outside directors" as defined in the 2000 Plan (the "Committee"), who shall be appointed by the Board of Directors. The term "Board" as used in this section refers to the Board of Directors or, if the Board has delegated its authority, the Committee. The Board will have the power to make awards including awards to non-employee directors, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 2000 Plan, and adopt rules, regulations and procedures with respect to the administration of the 2000 Plan. The Board may delegate its authority to the CEO of the Company for the purpose of selecting and granting options to key employees who are not officers of the Company under the 2000 Plan.

     AMENDMENT. The Board of Directors may amend the 2000 Plan except that no amendment can impair the rights of an optionee under a stock option already granted without the optionee's consent and the amendment cannot, without shareholder consent, cause the 2000 Plan to no longer comply with Rule 16(b)(3) of the Security and Exchange Act of 1934. The Board of Directors may not reprice options without shareholder approval.

AWARDS UNDER 2000 PLAN

     STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 2000 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or previously owned shares of common stock, or in the Board's discretion, by tendering promissory notes. The optionee may elect to pay all or part of any taxes due by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the taxes. No "incentive stock option" shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime. "Non-qualified stock options" may be transferred only to the optionee's family as defined in the Code or a trust or similar entity whose beneficiaries are the optionee and/or the family of the optionee. The exercise price for any stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted).

     Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of twelve months from the date of death or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability as defined in the 2000 Plan. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement for a period of thirty six months from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced or increased by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable.

     No incentive stock options shall be granted under the 2000 Plan after March 7, 2010. The term of an incentive stock option may not exceed 8 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

     Pursuant to a limitation in the 2000 Plan, no eligible person may be granted any stock options for more than 500,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to
Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on non performance based compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 2000 Plan.

     The 2000 Plan provides for the automatic granting of options to non-employee directors. Such options are granted to each person who (i) is not an employee of the Company and (ii) is elected or re-elected by vote of the Board or the shareholders subsequent to March 8, 2000 or is serving an unexpired term as a director as of the annual meeting of the shareholders. Each such non-employee director automatically receives, as of the date of each such election or re-election, or, in the case of a director serving an unexpired term, the Annual Meeting of Shareholders, a non-qualified option to purchase 3,000 shares of common stock with an option price equal to the fair market value of the Company's common stock on the date the option is granted. The options are exercisable beginning six months after the date of option grant. Non-employee directors are also eligible to receive additional grants of non-qualified stock options under the 2000 Plan, provided that no non-employee director shall receive options which, together with the automatic grant of options, exceeds 5,000 shares in any calendar year.

     RESTRICTED STOCK. The Committee may grant restricted stock awards, for up to an aggregate total of 50,000 shares, that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Committee. The Committee may condition the grant or lapsing of restrictions of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of a restricted stock award need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Committee requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Committee) prior to the occurrence of a merger or other significant corporate change, as provided in the 2000 Plan.

     If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Committee to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Committee.

FEDERAL INCOME TAX CONSEQUENCES

     STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

     An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

     WITHHOLDING. The 2000 Plan requires each participant, no later than the date as of which any part of the value of an option first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any option awarded under the 2000 Plan, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or
(ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. The Company would then pay the tax liability from its own funds.

SHAREHOLDER APPROVAL

     The affirmative vote of the holders of a majority of the shares of common stock of the Company, represented at the meeting in person or by proxy, is required for the approval of the 2000 Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPANY'S 2000 STOCK PLAN.


            4. RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP has been the Company's auditing firm since its inception. Ernst & Young LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Ernst & Young LLP's re-appointment. In the event the re-appointment of Ernst & Young LLP should not be ratified by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

     A representative from Ernst & Young LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 2000, is expected to be held on or about May 1, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about March 26, 2001. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 2000.

     The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an Annual Meeting of Shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

     PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article I of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

     SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     SECTION 16(a). Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. All such filings were filed on a timely basis in 1999 except for the Form 4s for Messrs. Thompson and Essig and Dr. Wilensky that were one day late, Dr. Stoll that was four days late, Mr. Coyle that was four months late, Messrs. Garrett and Fourteau that were eight months late and Dr. Parks that was fourteen months late.


                                     GENERAL

     All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2, 3 and 4.

     The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

     All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.

     THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS ENCLOSED HEREWITH. SHAREHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: INVESTOR RELATIONS, ST. JUDE MEDICAL, INC., ONE LILLEHEI PLAZA, ST. PAUL, MINNESOTA 55117.

                                        By Order of the Board of Directors,


                                        /s/ Kevin T. O'Malley


                                        Kevin T. O'Malley
                                        VICE PRESIDENT, GENERAL COUNSEL AND
                                        SECRETARY

March 27, 2000

                            ST. JUDE MEDICAL, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 2000

     The undersigned hereby appoints Terry L. Shepherd, John C. Heinmiller and Kevin T. O'Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 10, 2000, at 9:30 a.m. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)  ELECTION OF DIRECTORS

     ___  FOR all nominees listed below (except as marked to the contrary below)

     ___  WITHHOLD AUTHORITY to vote for all nominees listed below

                 ____________________
                 Ronald A. Matricaria
                 Walter L. Sembrowich
                 Daniel J. Starks

     (Instructions: to withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)


     ________________________________

(2)  PROPOSAL TO APPROVE THE COMPANY'S 2000 EMPLOYEE STOCK PURCHASE SAVINGS
     PLAN.

     ___ FOR         ___ AGAINST         ___ ABSTAIN

(3)  PROPOSAL TO APPROVE THE COMPANY'S 2000 STOCK PLAN.

     ___ FOR         ___ AGAINST         ___ ABSTAIN

(4) PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

     ___ FOR         ___ AGAINST         ___ ABSTAIN

(5) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), (3) and (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE, AND "FOR" THE NOMINEES LISTED ABOVE AND PROPOSALS (2), (3) AND (4) IF THERE IS NO SPECIFICATION.




PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian give full title as such; when shares have been issued in names of two or more persons, all should sign.

                                Dated _____________________________,2000


                                ________________________________________
                                Signature of Shareholder


                                ________________________________________
                                Signature of Shareholder if held jointly